VERNON L. HOPKINSON (3656)
A.  O.  HEADMAN, Jr. (1436)
RAY M. BECK (3987)
JULIE A. BRYAN (4805)
DANIEL J. TORKELSON (4426)
COHNE, RAPPAPORT & SEGAL, P.C.
525 East 100 South, Suite 500
P.O. Box 11008
Salt Lake City, Utah 84147-0008
Telephone: (801) 532-2666

General Counsel for the Trustee, Roger G. Segal


                      IN THE UNITED STATES BANKRUPTCY COURT

                   FOR THE DISTRICT OF UTAH, CENTRAL DIVISION


In re:                                )
                                      )
BONNEVILLE PACIFIC CORPORATION,       )     Bankruptcy No. 91A-27701
                                      )
                           Debtor.    )    (Chapter 11)


              REPORT OF TRUSTEE REGARDING ADMINISTRATION OF ESTATE
                     FROM JULY 1, 1995 THROUGH JUNE 30, 1996

     Roger G. Segal, the duly-appointed, qualified and acting Chapter 11 trustee for the above- referenced Debtor's Estate ("Trustee"), pursuant to 11 U.S.C.
Section 1106(a), submits the following Report regarding administration of the Chapter 11 bankruptcy Estate (the "Estate") of Bonneville Pacific Corporation (the "Debtor" or "Bonneville") for the period from July 1, 1995 to June 30, 1996 (and certain material events which occurred after June 30, 1996).



                                       I.
                                  INTRODUCTION

     This is the fourth report filed by the Trustee and is intended to cover the period from July 1, 1995 through June 30, 1996 (and certain material events which occurred after June 30, 1996). An initial report was filed with the Bankruptcy Court on July 22, 1993 and covered the period from June 12, 1992 through June 30, 1993. The second report was filed with the Bankruptcy Court on September 9, 1994 and covered the period from July 1, 1993 through June 30, 1994. The third report was filed with the Bankruptcy Court on August 22, 1995 and covered the period from July 1, 1994 through June 30, 1995. This Report should be read in conjunction with the initial report, the second report and the third report, as well as the monthly financial reports filed by the Trustee for the months of July and August of 1996.

     Material developments have occurred during the period covered by this Report which have resulted in dramatic changes in the Debtor's bankruptcy case. Most significantly, the Trustee, with the assistance of his special litigation counsel and his general counsel, has reached settlements with most of the defendants in the Trustee's action to recover the millions of dollars lost by the Debtor due to the wrongful and negligent acts of certain insiders, professionals and others; See Segal, Trustee v. Portland General, et al, United States District Court for the District of Utah ("District Court") Case No. 92-C-364J ("Trustee's Litigation"). Pursuant to these settlements, during the period covered by this Report, the Trustee has recovered, or anticipates recovering, in excess of One Hundred Thirty Million Dollars ($130,000,000.00) for the Estate (less the contingent fee paid, or payable, to the Trustee's special litigation counsel). See Part IV below for detailed summaries of each of the Trustee's settlements with defendants in the Trustee's Litigation.

     The Trustee continues to assert claims against the remaining defendants in the Trustee's Litigation.(1) As with any litigation, the ultimate net return to the Estate from the remaining defendants is uncertain. Trial with Kidder Peabody is scheduled to begin on October 1, 1996. Taking into account the likelihood of appeals, it may take years to fully resolve the Trustee's Litigation.(2)

--------

     (1) The remaining defendants in the Trustee's Litigation are Kidder Peabody, Westinghouse Electric Corporation, Ronald C. Yanke/Dinuba Energy, Calpine Corporation and William P. Cerutti.

     (2) To date, five (5) of the Debtor's insiders have pled guilty to felony counts relating to their activities involving the Debtor. On November 20, 1992, John T. Dunlop, pursuant to a plea bargain, pled guilty to three (3) felony counts and has served his sentence (originally thirty months) in a Federal penitentiary. On July 28, 1995, Carl T. Peterson, pursuant to a plea bargain, pled guilty to two (2) criminal counts (including a felony count related to the Dinuba transaction) and has served his sentence (originally one year) in a Federal penitentiary. Mr. Peterson also was ordered to pay the Estate a criminal restitution of $500,000.00 (in addition to amounts paid to the Estate pursuant to his settlement with the Trustee, which is described in Part IV below). On May 30, 1996, Robert L. Wood, pursuant to a plea bargain, pled guilty to two (2) criminal counts. Mr. Wood has not yet been sentenced. On July 3, 1996, L. Wynn Johnson, pursuant to a plea bargain, pled guilty to two (2) criminal counts. Mr. Johnson has not yet been sentenced. On July 9, 1996, Raymond L. Hixson, pursuant to a plea bargain, pled guilty to two (2) criminal counts. Mr. Hixson has not yet been sentenced. David Hirschi's criminal trial is now scheduled for later in 1996.

     Additionally, the Trustee and his professionals have essentially completed the task of disposing of the Debtor's uneconomical power projects and business interests. As a result, the business interests of the Debtor now consist of several profitable subsidiaries and power projects which are described in Part II below. The Trustee continues to preserve the value of the Debtor's Estate by managing the operation of the Debtor's business assets and monitoring the operation of the Debtor's subsidiaries.

     As a result of the settlements reached in the Trustee's Litigation, the disposition of uneconomical projects and business interests, and the resolution of several major disputed claims against the Estate, the Trustee believes that it may now be possible to formulate a plan of reorganization.

                                       II.
                     OPERATING ENTITIES AND VALUABLE ASSETS

     The Estate's business assets now consist(3) primarily of four (4) valuable businesses. Set forth below is a summary of the remaining business assets(4) of the Estate which have substantial value:

     (a) Bonneville Fuels Corporation and its subsidiaries, including; Colorado Gathering Corp., Bonneville Fuels Marketing Corp., Bonneville Fuels Management Corp. and Bonneville Fuels Operating Corp.. Bonneville Fuels Corporation ("Fuels") is a wholly-owned subsidiary of the Debtor that is engaged primarily in natural gas production and sales in the Western United States. As of June 30, 1996, Fuels and its subsidiaries had 15 full time employees and 3 part time employees. During the period covered by this Report, Fuels and its subsidiaries had gross income of approximately $12,927,785.00 and had a net operating income of approximately $ 381,497.00, which reflects a write down by Fuels (effective December 31, 1995) of $1,302,000.00 regarding the


--------

     (3) See Part III below regarding the disposition of Estate assets which have occurred during the period covered by this Report. Regarding the previous disposition of Estate assets, see the Trustee's first, second and third annual reports.

     (4) Non-business assets of the Estate, such as litigation recoveries and causes of action, are discussed in Parts IV and V of this Report.

value of its oil and gas properties. Net operating income without write downs would have been $1,683,497.00.

     Based on an independent report prepared by the Ryder Scott Company, as of December 31,1995, Fuels' total proved oil and gas reserves had a present value, using a ten percent (10%) discount rate, of approximately $10,223,000.00, which was a reduction from the December 31, 1994 report valuation of $14,221,000.00. This reduction was the result of: a) production of approximately three million MCF (thousand cubic feet) of its natural gas reserves; and b) the lower end of year gas prices (from $1.40/MCF to $1.28/MCF). Although the 1994 and 1995 year end Ryder Scott reports reflect a decrease in the value of Fuels' gas reserves, from July 1, 1995 to June 30, 1996 the Estate's interest in Fuels may actually have increased in value because of an increase in the price of natural gas from $.98/MCF in the Rocky Mountain area for the month of July, 1995 to $1.17/MCF for the month of July, 1996. Fuels has production in other areas which have a higher MCF price and these areas experienced similar increases in price due to a relatively cold 1995-1996 winter season and the return to normal hot summer temperatures prior to mid July. Since the value of Fuels' natural gas reserves is primarily dependant on the price of natural gas, such value constantly fluctuates as natural gas prices rise and fall. The Trustee believes that Fuels is one of the Debtor's most valuable assets.(5)

     Fuels has a secured debt owed to First Interstate Bank of Denver ("FIBD"). The balance owed to FIBD as of June 30, 1995 was approximately $6,400,000.00. During the period covered by this report, the balance owed to FIBD was reduced to approximately $2,900,000.00 as of June 30, 1996.

     (b) Bonneville Pacific Service Company, Inc. ("BPSC"). This wholly owned subsidiary of the Debtor is in the business of operating power projects. BPSC currently operates, pursuant to long term contracts, the following projects:

          (i) The NCA #1 85 megawatt natural gas fired cogeneration project, located near Las Vegas, Nevada; and

          (ii) The NCA #2 85 megawatt natural gas fired cogeneration project, located near Las Vegas, Nevada. These valuable contracts are linked with Bonneville's continued indirect ownership interest in the NCA #1 project, which is discussed below.

--------

     (5) Portland General Holdings, Inc., claimed to have a security interest in the stock of Fuels, securing a claim in the approximate amount of $14,000,000.00 (which the Trustee and the Debtor have at all times disputed). Pursuant to a settlement between the Trustee and Portland General (see discussion in Part IV below) Portland General has agreed to release its security interest and return the Fuels stock to the Trustee. The settlement has not yet been approved by the Bankruptcy Court.

     In addition, BPSC oversees the operation of, and manages, the Estate's interest in the Kyocera power project which is described later in this Report. As of June 30, 1996 BPSC had 38 employees. During the period covered by this Report BPSC had gross income of approximately $4,665,000.00, and net operating income of approximately $1,250,000.00. BPSC has no long term debt and as of June 30, 1996 had unencumbered cash or other liquid investments of approximately $5,578,000.00.

     (c) Nevada Cogeneration Associates No. 1 (NCA #1). NCA #1 is owner of an 85 megawatt natural gas fired project that has been in operation since 1992. Bonneville, through its wholly owned subsidiary, Bonneville Nevada Corporation ("BNC"), has a fifty percent (50%) partnership interest in NCA #1; the remaining partnership interest is owned by a subsidiary of Texaco, Inc ("Texaco"). Bonneville and BNC have entered into various agreements with Texaco which significantly impact upon either partners' ability to sell or dispose of their respective interests in NCA #1. As discussed above, NCA #1 is operated by Bonneville's wholly owned subsidiary, BPSC.

     From July 1, 1995 through June 30, 1996, BNC received partnership distributions in the form of dividends totaling approximately $1,560,000.00. These partnership distributions, together with approximately $480,000.00 which remained on deposit in BNC's account as of the date of the Trustee's third status report (for a total of approximately $2,040,000.00), was paid as principal and interest on a $6.6 million dollar secured debt owed to the Bank of Tokyo. The outstanding balance of the debt owed by BNC to Bank of Tokyo, including interest payable as of June 30, 1996, was approximately $2,266,000.00. Bonneville has guaranteed BNC's obligations to Bank of Tokyo, which guaranty is secured by a pledge of Bonneville's stock in BNC. BNC and Bonneville also have certain obligations to: a) the consortium of institutions which financed the NCA #1 project; and, b) certain holders of industrial revenue bonds (which bonds were utilized to construct the project).

     The NCA #1 Project is profitable and one of Bonneville's most valuable assets. However, in February of 1995 Nevada Power Company ("NPC"), the purchaser of the power generated by NCA #1, began to "curtail" its power purchases from the NCA #1 project. On July 24, 1995, NCA #1 together with NCA #2 (a related power project in which Bonneville does not have any ownership interest, but which is operated by Bonneville's subsidiary, BPSC) filed a Demand for Arbitration and Statement of Claims with the Las Vegas office of the American Arbitration Association ("AAA") seeking redress for the NPC curtailments during 1994-95. Arbitration hearings were held and an Interim Arbitration Award was issued. Subsequently, the parties entered into a Settlement and Release
Agreement wherein NCA #1 was awarded $829,920.00 for improper curtailments during the designated period. Payment of the settlement award by NPC to NCA #1 occurred as expected during the month of May, 1996. The Settlement and Release Agreement does not include any provisions regulating future curtailments of the Projects but keeps intact each of the parties' rights to pursue curtailment protocol issues in the courts, as described below, and before the Public

Service Commission of Nevada ("PSCN").

     Since January 1, 1996, curtailments of NCA #1 have continued but at a dramatically lower level than during the same period in 1995. There is no assurance that this trend will continue. It is NCA #1's position that the curtailments are a possible violation of applicable curtailment protocols and a possible breach of NCA #1's Power Purchase Contract with NPC.

     On June 7, 1995, NPC filed a petition with the PSCN seeking to ratify its prior curtailment practices. NCA #1 filed an objection to this petition and the First Judicial District Court of the State of Nevada stayed further action on the petition pending resolution of collateral matters. No further action has taken place relative to this matter during the period covered by this Report.

     Until issues regarding possible future curtailments by NPC are resolved, it is difficult to value Bonneville's interests in NCA #1.

     (d) Kyocera Project. The Debtor owns a gas-fired cogeneration project (nominally rated at 3.2 MW) which is located in San Diego, California, and which is known as the Kyocera Project. The Kyocera Project is located at a circuit board manufacturing facility owned and operated by Kyocera American, Inc. ("KAI").

     The electricity and chilled water produced by the Kyocera Project is purchased by KAI pursuant to an Energy Supply Agreement (the "Energy Supply Agreement"). Under the Energy Supply Agreement, as originally entered into, KAI purchased electricity at a discount below the prevailing rate of San Diego Gas and Electric Company. The discount was initially 8%, however, under the Energy Supply Agreement as originally entered into, the discount was to increase to 18% during the initial ten year term and to 40% during the ten year renewal term. Due to the large discounts, the Energy Supply Agreement, as originally entered into, could not have been economically performed by the Debtor. On September 14, 1995, the Trustee and KAI entered into a Second Amendment to the Energy Supply Agreement (the "Second Amendment"). Pursuant to the Second Amendment, the discount is capped at 13% and other changes are implemented which make the Energy Supply Agreement more favorable to the Debtor.

     The Bankruptcy Court approved the Second Amendment after a hearing held on December 4, 1995. The Bankruptcy Court also approved two other agreements relating to the Kyocera Project. One agreement is an Operation and Maintenance Agreement between the Debtor and Generator Power Systems, Inc., a California corporation. The other agreement is an Agreement between the Debtor and its wholly owned subsidiary, Bonneville Pacific Services Company, Inc. ("BPSC"), pursuant to which BPSC assisted the Debtor in monitoring the operation of the Kyocera Project. Although the Kyocera project is small, it is not subject to any secured claims and, therefore, the Trustee believes, based upon its net cash flows, which have steadily increased over the last several years, that its value to the Estate exceeds one million dollars.

                                      III.
                       DISPOSITION OF ASSETS OF THE DEBTOR

     During the period covered by this Report, the Trustee made arrangements for the sale or other disposition of the Debtor's interest in the projects described below.

     (a) Santa Maria, California, Cogeneration Facility and Food Packaging Facility. The Debtor owned a nine megawatt cogeneration facility located in Santa Maria, California and an adjacent frozen food packaging facility which served as the cogeneration facility's thermal host. The cogeneration facility was transferred in December 1994 to a designee of Fuji Bank, Los Angeles Agency ("Fuji"), the project lender, pursuant to a Stipulation between the Trustee and Fuji, which was approved by the Bankruptcy Court on May 31, 1994. The disposition of the cogeneration facility is described in the Trustee's third status report, filed on August 22, 1995.

     During the period covered by this Report, the Trustee and management of the Debtor negotiated a settlement regarding the Santa Maria food facility with Washington Square, the lead lender for the facility, and United Foods ("United"), the lessee and operator of the facility. The Trustee determined that the Estate possessed no equity in the Santa Maria food facility and negotiations focused on obtaining the release of claims totaling approximately $11,500,000.00 in exchange for a transfer of the Debtor's interest therein. A settlement stipulation was signed on September 1, 1995 and was approved by the Bankruptcy Court after a hearing held on September 25, 1995. The closing of the transactions provided in the settlement stipulation occurred on September 29, 1995.

     Pursuant to the settlement stipulation, the Debtor and the Debtor's subsidiary, Alpac, transferred to United certain real and personal property and other assets which comprised all of the Debtor's and Alpac's interests in the Santa Maria food facility, in consideration for, among other things, the release of claims by the project lenders (including Washington Square) against the Debtor's Estate totaling approximately $11,500,000.00, with the exception of a claim against the Debtor's Estate in favor of the project lenders, which has been allowed in the amount of $3,500,000.00. This $3,500,000.00 claim is subordinate to the claims of all other creditors, including equity claims and
Section 510(b) subordinated claims, but on parity with other claims which are similarly "deeply subordinated". Pursuant to the settlement stipulation, United also released potential claims against the Estate and the Debtor's affiliates arising from a June 28, 1991 Real Property Lease, pursuant to which United leased the Santa Maria food facility from the Debtor. The settlement stipulation also resulted in the complete dismissal of an $813,000.00 claim against the Estate asserted by Art James.

     (b) BWETA Project. The Debtor had various direct and indirect interests in:
(i) an 11.5 megawatt biomass cogeneration facility located near Dinuba, California (the "Dinuba Project"); (ii) a 6.25 megawatt biomass cogeneration facility located near Tamarack, Idaho (the "Tamarack Project"); and (iii) a 14 megawatt wind-powered electrical generation facility located near Palm Springs, California (the "BWETA Project"), each of which had been financed pursuant to financing leases with Westinghouse Electric Corporation ("Westinghouse"). Pursuant to a Settlement Agreement between the Trustee and Westinghouse, which was approved by the Bankruptcy Court on June 7, 1994, the Trustee agreed to release or to transfer to Westinghouse or its designees all of the Estate's interests in the Dinuba, Tamarack and BWETA Projects in exchange for payment of $950,000.00 in cash by Westinghouse and the partial release and partial subordination of Westinghouse's claims against the Estate. The Trustee's settlement with Westinghouse was discussed at length in the second report of the Trustee. The transfer of all of the Estate's interests in the Dinuba Project to Westinghouse was completed on June 24, 1994. The transfer of all of the Estate;s interests in the Tamarack Project to PV Investments, Inc., as designee of Westinghouse, was completed on September 29, 1994. With respect to the BWETA Project, on April 10, 1995, the Trustee transferred the Estate's stock in Bonneville Wind Corporation (the general partner of the BWETA partnership) to a designee of Westinghouse. The Estate's interests in BWETA also included a general partnership interest in Bonneville Aero Power Plant ("BAPP") and stock in SGF, Ltd. ("SGF"). Westinghouse did not make a timely election, as required by the June 7, 1994 Settlement Agreement, with respect to its desired method of the Estate's disposition of the BAPP and SGF interests. Accordingly, on January 18, 1996, the Trustee filed a motion seeking an order compelling Westinghouse to accept a transfer of the BAPP partnership interest and the SGF stock. The Trustee's motion was approved by the Bankruptcy Court after a hearing on February 20, 1996. The Trustee, on March 7, 1996, pursuant to the Bankruptcy Court's Order, transferred the BAPP partnership interest and the SGF stock to Westinghouse.

                                       IV
             SEGAL (TRUSTEE) V. PORTLAND GENERAL, ET AL. LITIGATION

     In August of 1993 the Trustee filed an Amended Complaint in a pending action in the United States District Court for the District of Utah, which suit is the primary action by the Trustee to attempt to recover the millions of dollars lost by Bonneville due to the wrongful or negligent acts of the defendants named in the litigation. Segal (Trustee) v. Portland General, et al., Case No. 92-C- 364J (the "Trustee's Litigation"). The Trustee is represented by his special litigation counsel, Beus, Gilbert & Morrill of Phoenix, Arizona.

     During the period of this Report, significant progress was made in the Trustee's Litigation. Specifically, the Trustee entered into settlement agreements with most of the defendants (for the remaining defendants see footnote 1). Since the initiation of the Trustee's Litigation in 1993 through the date of this Report the Trustee settled with the following defendants, in each case releasing claims against such defendants in consideration of payment of the amounts set forth below:

     Defendant                                Amount of Settlement
     Deloitte & Touche                          $  65,000,000.00
     Mayer, Brown & Platt                       $  30,000,000.00 (plus other
                                                                  consideration,
                                                                  as described
                                                                  below)
     Perkins Coie                               $  12,750,000.00
     Fraser & Beatty and J. Michael Bradley     $  10,000,000.00
     Piper Jaffray Inc.                         $  10,000,000.00
     Parsons, Behle & Latimer                   $   6,900,000.00
     Carl T. Peterson                           $   3,500,000.00 (plus other
                                                                  consideration,
                                                                  as described
                                                                   below)
     German Defendants                          $   2,100,000.00
     Hanifen Imhoff                             $   1,750,000.00
     L. Wynn Johnson                            $   1,650,000.00 (plus other
                                                                  consideration,
                                                                  as described
                                                                  below)
     Raymond L. Hixson                          $   1,000,000.00 (plus other
                                                                  consideration,
                                                                  as described
                                                                  below)
     Robert Pratt/Moriah Enterprises            $     675,000.00
     Robert L. Wood                             $     665,000.00 (plus other
                                                                  consideration,
                                                                  as described
                                                                  below)
     David P. Hirschi                           $      65,000.00
     J. Brent Haymond/Intex                     $      10,000.00

A brief summary of the terms and status of each of the above referenced settlements(6) is set forth below:

     (a) Deloitte & Touche. The Deloitte & Touche settlement was entered into on April 23, 1996 and was approved by the Bankruptcy Court on May 2, 1996, over objections filed by Portland General and by the plaintiff's in the class action entitled Gohler v. Wood (See Part V, subsection 1 below). As a result of the appeals, Deloitte & Touche, pursuant to the terms of the Settlement Agreement, paid the $65,000,000.00 settlement payment into an interest-bearing escrow account. The appeals were recently dismissed pursuant to a stipulation among the parties and the escrowed funds, together with accrued interest, were disbursed to the Trustee on or about September 6, 1996.

     (b) Mayer, Brown & Platt. The Mayer, Brown & Platt settlement was entered into on May 2, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on May 28, 1996. Mayer, Brown & Platt, as required by the Settlement Agreement, paid the $30,000,000.00 settlement payment to the Estate on June 30, 1996. In addition, $177,000, plus interest, which was

--------

     (6)Each Settlement Agreement should be reviewed in its entirety for all terms and conditions (and consideration) of the settlement.

previously paid by Mayer, Brown & Platt and held in escrow by the Trustee, was unconditionally transferred to the Estate on July 1, 1996. Under certain circumstances, as set forth in the Settlement Agreement, Mayer, Brown & Platt may be required to pay up to an additional $3,500,000.00 to the Estate.

     (c) Perkins Coie.  The Perkins Coie  settlement  was entered into on May 6,
1996 and was approved (without objection) by the Bankruptcy Court by Order entered on May 28, 1996. Perkins Coie, as required by the terms of the Settlement Agreement, paid the $12,750,000.00 settlement payment to the Estate on July 1, 1996.

     (d) Fraser & Beatty and J. Michael Bradley. The Fraser & Beatty /Bradley Settlement Agreement was entered into on August 8, 1996 and was approved (without objection) by the Bankruptcy Court after a hearing held on September 3, 1996. Fraser & Beatty, as required by the terms of the Settlement Agreement, paid the $10,000,000.00 settlement payment on September 6, 1996.

     (e) Piper Jaffray. The Piper Jaffray Settlement Agreement was entered into on August 12, 1996 and was approved (without objection) after a hearing held on September 9, 1996. Piper Jaffray, as required pursuant to the terms of the Settlement Agreement, made an initial settlement payment of $7,000,000.00 on September 19, 1996. Piper Jaffray is required to pay to Bonneville another $1,500,000.00 on September 9, 1997 and another $1,500,000.00 on September 9,
1998.

     (f) Parsons, Behle & Latimer. The Parsons, Behle & Latimer settlement was entered into on June 30, 1995 and was approved (without objection) by the Bankruptcy Court by Order entered on July 26, 1995. Parsons, Behle & Latimer, as required by the terms of the Settlement Agreement, paid the $6,900,000.00 settlement payment to the Estate on or about August 2, 1995. The Parsons, Behle & Latimer settlement also included a settlement with Parsons, Behle & Latimer's insurance carrier, St. Paul Fire & Marine Insurance Company.

     (g) Carl T. Peterson. The Peterson settlement was entered into on January 18, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on February 13, 1996. Peterson, as required by the terms of the Settlement Agreement, paid the $3,500,000.00 settlement payment (which sum is in addition to the $500,000 restitution payment ordered as part of Peterson's criminal sentencing) to the Estate on or about February 16, 1996. The Estate is also entitled to receive one-half of any net tax refunds received by the Petersons in connection with Peterson's involvement with Bonneville.

     (h) German Defendants. The Trustee's settlement with the German defendants, which was entered into prior to the period covered by this Report, is discussed in Section VI of the Trustee's second report filed with the Bankruptcy Court on September 9, 1995.

     (i) Hanifen Imhoff. The Hanifen Imhoff settlement was entered into on August 28, 1995 and was approved (without objection) by the Bankruptcy Court by Order entered on September 26, 1995. Hanifen Imhoff, as required by the terms of the Settlement Agreement, paid the $1,750,000.00 settlement payment to the Estate on or about October 6, 1995.

     (j) L. Wynn Johnson. The Johnson settlement was entered into on April 19, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on May 15, 1996. Johnson, as required by the terms of the Settlement Agreement, paid an initial settlement payment of $250,000.00 to the Estate on June 24, 1996. The remaining $1,400,000.00 is due (together with interest) over a period of approximately two years (of which $50,000.00 was paid by Johnson on or about July 1, 1996). Pursuant to the Settlement Agreement, Johnson also agreed to provide other consideration, including, but not limited to, assigning to the Trustee one-half of any future tax refunds received by Johnson relating to his involvement with Bonneville. Johnson also agreed to meet with the Trustee and his counsel concerning his knowledge about Bonneville and its financial affairs.

     (k) Raymond L. Hixson. The Hixson settlement was entered into on June 17, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on July 22, 1996. Although Hixson was not a defendant in the Trustee's Litigation, Hixson had signed a "tolling agreement" which tolled the running of the statute of limitations on claims relating to Hixson's involvement with Bonneville. Hixson, as required by the terms of the Settlement Agreement, paid the $1,000,000.00 settlement payment to the Estate on or about July 25, 1996. Pursuant to the Settlement Agreement, Hixson also agreed to provide other consideration, including, but not limited to, assigning to the Trustee one-half of: a) any future tax refunds received by the Hixsons relating to Hixson's involvement with Bonneville; and b) the Hixsons' interest in a charitable trust created by the Hixsons. Hixson also agreed to meet with the Trustee and his counsel concerning his knowledge about Bonneville and its financial affairs.

     (l) Robert Pratt/Moriah. The Trustee's settlement with Robert L. Pratt and Moriah Enterprises, Inc., was entered into on April 17, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on May 15, 1996. Pratt and Moriah, as required by the terms of the Settlement Agreement, paid the $675,000.00 settlement payment to the Estate on or about June 21, 1996. Pratt also agreed to meet with the Trustee and his counsel concerning his knowledge about Bonneville and its financial affairs.

     (m) Robert L. Wood. The Wood settlement was formally executed on April 8, 1996 and was approved (without objection) by the Bankruptcy Court by Order entered on May 1, 1996. Wood, as required by the terms of the Court Approved Settlement, paid the $665,000.00 settlement payment to the Estate on or about May 9, 1996. Pursuant to the Settlement Agreement, Wood also agreed to provide other consideration, including, but not limited to, assigning to the Trustee one-half of any future tax refunds received by Wood relating to his involvement with Bonneville. Wood also agreed to meet with the Trustee and his counsel concerning his knowledge about Bonneville and its financial affairs.

     (n) David P. Hirschi. The Hirschi settlement was entered into on June 30, 1995 and was approved (without objection) by the Bankruptcy Court by Order entered on July 26, 1995. Hirschi, as required by the terms of the Settlement Agreement, paid the $65,000.00 settlement payment to the Estate on or about August 2, 1995.

     (o) J. Brent Haymond/Intex. The Haymond/Intex settlement was entered into on August 31, 1994 and was approved (without objection) by the Bankruptcy Court by Order entered on October 20, 1994. Haymond and Intex, as required by the terms of the Settlement Agreement, paid the $10,000.00 settlement payment to the Estate in 1994.

     (p) Portland General. In addition to the settlements described above, on September 9, 1996, the Trustee entered into a comprehensive Settlement Agreement with Portland General Corporation and related entities and individuals (collectively "Portland General"). The Trustee has filed a Motion seeking Bankruptcy Court approval of the Portland General Settlement Agreement, which Motion is set for hearing on October 7, 1996. Pursuant to the Settlement Agreement, Portland General will release any and all claims against Bonneville, its Estate and related entities and individuals, except that Portland General will retain ownership of 2,000,000 shares of common stock of Bonneville. Portland General will surrender ownership of approximately 7,842,000 shares of the common stock of Bonneville. Additionally, Portland General will withdraw, with prejudice, its filed claim (and counterclaim) against Bonneville in the amount of more than $230,369,276.00, arising out of its alleged loans to and equity investments in Bonneville. In exchange, Portland General will receive a release from Bonneville and its Estate of all claims and causes of action, including those asserted in the Trustee's Litigation.

     All litigation settlement recoveries actually received by Bonneville are subject to a contingency fee in favor of the law firm of Beus, Gilbert & Morrill ("BG&M"), special litigation counsel for the Trustee. The "Legal Representation Agreement" between the Trustee and BG&M, which agreement sets forth the terms of the contingent fee arrangement, was approved after notice and hearing by the Bankruptcy Court in 1992. Pursuant to the contingent fee agreement, BG&M would, after subtracting for litigation costs, be paid forty percent (40%) of any settlement or litigation recoveries received after trial commences, thirty-three percent (33%) of any settlement sums received after the litigation is filed but before trial commences, or, as the case may be, twenty percent (20%) of the settlement sum received if the settlement occurs before litigation is commenced ( in all instances less amounts paid to the Trustee's General Counsel, Cohne, Rappaport & Segal, P.C., for fees related to the Trustee's Litigation). Any fees or costs paid to BG&M must first be allowed (approved) by the Bankruptcy Court upon application after notice and hearing. Through September 5, 1996, for recoveries paid to the Estate on or before May 31, 1996, plus the Deloitte &

Touche $65 million settlement sum, BG&M has received fees which total $39,367,113.14. BG&M is also entitled, subject to Bankruptcy Court approval, for its contingent fee on settlement recoveries received by the Estate after July 1, 1996 (except the $65,000,000.00 Deloitte & Touche settlement for which BG&M has already received payment).

     The remaining defendants in the Trustee's Litigation are Kidder Peabody and Westinghouse Electric Corporation. Defendants in separate actions which were severed from the Trustee's Litigation are Calpine Corporation, William Cerutti, Ronald Yanke and Dinuba Energy.

     On March 31, 1996, the Trustee filed with the Court a revised damage calculation pursuant to which the Estate continued to assert damage claims against the remaining defendants totaling several hundred million dollars. The remaining defendants adamantly disputed the Trustee's damage claims and the defendants filed motions to strike the revised damage calculation. At various pretrial hearings beginning on July 30, 1996 and continuing on various days thereafter, the Court struck some of the Trustee's remaining causes of action against the remaining defendants and substantially reduced the amount of possible damages recoverable from that sought by the Trustee in his March 31, 1996 revised damage calculation. The Court indicated that the case against Kidder Peabody would proceed first and confirmed the October 1, 1996 trial date. The Trustee believes that ultimately all of the remaining defendants, to the extent they do not settle, will have to defend the litigation on the merits.

     As with any  litigation,  the  ultimate  net return to the Estate  from the
remaining   defendants  is  uncertain.   It  is  estimated  that  the  Trustee's
Litigation, taking into account appeals, may take years to fully resolve.

                                       V.
                    OTHER PENDING LITIGATION AND SETTLEMENTS

In addition to the Segal v. Portland  General,  et al.  litigation  discussed in
Part IV of the Report, the Trustee is also a named party in or is monitoring the cases and other matters described below:(7)

     1. Gohler v Wood. A class action suit has been commenced by certain shareholders and bondholders of Bonneville Pacific against some of the same defendants named by the Trustee in the Segal v. Portland General, et al. litigation. The class action suit is entitled Gohler v. Wood, United States District Court for the District of Utah, Case No. 92-C-181S. The class has been certified. The

--------

     (7)In addition to the filed lawsuits discussed in this Report, the Trustee has also obtained a number of agreements from various persons or entities which agreements "toll" the running of any statute of limitation period; in the future the Trustee may file additional suits in an attempt to recover funds for the Estate. For example, see footnote 14 herein.

plaintiffs in the class action are represented by Milberg, Weiss, Bershad, Hynes & Lerach as lead counsel. While the Trustee is not a party to this suit, he continues to monitor the action.

     2. National Union v. Brix, et al. This case was filed in the United States District Court for the District of Utah, Case No. 92-C-1047S. The Plaintiff in this litigation, National Union Fire Insurance Company of Pittsburgh, PA ("National Union"), issued, and Bonneville purchased, a $10,000,000.00 director and officer liability insurance policy and a $5,000,000.00 attorney policy insuring Bonneville and its officers, directors and in-house attorneys. The Trustee, as well as many other parties, were named as defendants in the action. Through a series of settlements, National Union paid a total of approximately $10,000,000.00 in either settlement (directly or indirectly) to the Gohler v. Wood class action plaintiffs (see subsection 1 above) or in defense costs to the former officers, directors or attorneys of Bonneville. The Estate did not receive any funds from these settlements. While the Trustee did not contest most of the settlements, the Trustee did object to National Union paying what was estimated by the Trustee to be approximately $3,000,000.00 in defense costs related to claims asserted by the Trustee against certain former officers, directors or attorneys of Bonneville whom the Trustee alleges were liable to the Estate for some of Bonneville's losses; i.e., it was the Trustee's position that the insurer (National Union) could not pay defense costs when it was Bonneville, an insured and purchaser of the policies, who had initiated the litigation against its own officers, directors and attorneys. The District Court approved the settlements over the Trustee's objection and the Trustee appealed the District Court decision to the Tenth Circuit Court of Appeals (Case No. 4093).

     During the period of this Report, the Trustee negotiated a settlement with National Union (which settlement also included as a party Mark E. Rinehart, who at various times served as General Counsel for the Debtor). A Settlement Agreement was entered into with National Union on July 17, 1996 and was approved by the Bankruptcy Court pursuant to an Order entered on August 21, 1996. Pursuant to the Settlement Agreement, National Union made a settlement payment of $400,000.00 to the Estate on September 6, 1996, in consideration for the dismissal of the Trustee's appeal and the release of claims possessed by the Trustee against National Union and Rinehart.

     3. Santa Maria Real Property Tax Dispute. On January 24, 1995, the Trustee filed a motion for determination of the Estate's property tax liability associated with the Santa Maria cogeneration facility. The County of Santa Barbara, based on an assessed value for the project of more than $16,000,000.00, asserted that property taxes, interest and penalties totaling more than $800,000.00 were owed with respect to the project. Pursuant to the motion, the Trustee sought a determination of property tax liability based on the true fair market value of the project. On January 23, 1996, the Trustee and Santa Barbara County entered into a settlement agreement providing for a payment of $275,000.00 to the County in full satisfaction of the tax liability. The settlement with Santa Barbara County was approved by the Bankruptcy Court after a hearing on February 20, 1996.

     The $275,000.00 payment to the County was made by Fuji Bank out of the funds set aside for such purpose by Fuji Bank in connection with the closing of the sale and settlement regarding the project. On March 12, 1996, Fuji Bank also paid $212,227.00 to the Trustee pursuant to an agreement between the Trustee and Fuji (which agreement was approved by the Bankruptcy Court on March 14, 1995), which provided that all savings achieved through the tax determination motion would be allocated between the Estate and Fuji based on an agreed upon formula.

     4. Hanson, Jones & Leta and Snell & Wilmer Attorneys' Fees. On May 22, 1996 the Bankruptcy Court entered its Memorandum Opinion and Decision8 on the Motion for Re- Consideration filed by Hansen, Jones and Leta and Snell & Wilmer concerning the Court's December 2, 1992 Memorandum Decision denying both law firms any fee compensation (as counsel for the Debtor-in-possession) and ordering disgorgement of all payments previously received (approximately $178,000.00) by such law firms. Both law firms have filed appeals of the decision. The amount at issue (i.e., total fees paid to or requested by the two firms) totals approximately $500,000.00.

     5. Stephen D. Nadauld. On October 23, 1995 the Trustee and Stephen D. Nadauld ("Nadauld") executed a Settlement Agreement resolving all claims by the Trustee against Nadauld, including the Segal (Trustee) v. Nadauld litigation, United States Bankruptcy Court for the District of Utah, Adversary Proceeding No. 92PA-2363 (which litigation was an avoidance action by the Trustee to recover the $507,053.91 in transfers by the Debtor to Nadauld concerning his employment agreement with the Debtor). Pursuant to the settlement, Nadauld paid $260,000.00 to the Estate.

     6. Ormat, Inc.. Effective as of December 12, 1995 the Trustee entered into an agreement with Ormat, Inc. wherein Ormat agreed to reduce its belated $1,843,876.00 secured claim (Claim No. 205) against the Estate to an allowed and timely filed general unsecured claim in the amount of $365,000.00. The Bankruptcy Court, at the scheduled hearing on January 29, 1996, approved the settlement.


                                       VI.
                            MISCELLANEOUS COLLECTIONS

     In addition to the payments to the Estate listed in Sections IV and V of this Report, during

--------

     (8)Ralph R. Mabey and the law firm of LeBoeuf, Lamb, Greene and Macrae (hereinafter collectively "LeBoeuf") filed on June 10, 1996 a "Civil Action for Extraordinary Relief in the Nature of Mandamus" in connection with the Bankruptcy Court's May 22, 1996 decision. LeBoeuf served as counsel for the Unsecured Creditors' Committee until June 17, 1992 and has (or may) seek payment of fees and costs from the Estate totaling in excess of $300,000.00.

the subject  time period the  following  substantial  sums were  received by the
Estate:

     a. On February 2, 1996, Siemens Corporation paid the Estate $575,000.00, of which $500,000.00 was allocated to Bonneville and $75,000.00 was allocated to Bonneville Pacific Services Corporation. The $575,000.00 payment represented the maximum amount due and payable pursuant to the terms of a compromise and settlement concerning Bonneville's and Bonneville Pacific Services Corporation's claims relating to a proposed cogeneration project in Sacramento, California (referred to as the SMUD Project), which settlement was approved by the Bankruptcy Court on or about June 15, 1993.

     b. During the period covered by this Report, Yan Ross and Deedee Corradini paid to the Estate approximately $125,000.00, representing the final scheduled payments due pursuant to the Settlement Agreement between the Trustee and Ross and Corradini, which settlement was approved by the Bankruptcy Court on or about September 15, 1993.

                                       VII
                            CLAIMS AGAINST THE ESTATE

     The following is not intended to be a definitive analysis of claims which have been, or might be, asserted against the Bonneville Pacific Corporation bankruptcy Estate. The following discussion is intended to give parties in interest a general understanding of the types of claims which have been, or which may be, asserted.

     a. Administrative Claims. The Bankruptcy Court currently has under advisement requests for payment of administrative claims (fees and costs) which claims total approximately $733,000.00.(9) Most, if not all, of these claims arose before the Trustee was appointed in June of 1992. The Estate is current on all ordinary course and undisputed administrative claims; however fees and costs incurred by the Trustee and professionals (including litigation costs) since May 31, 1996 have not yet been applied for. In addition, pursuant to 11 U.S.C.
Section 326, the Trustee may be allowed by the Bankruptcy Court a fee which materially exceeds the amount of fees which have been allowed and paid to date. To date no party in interest has sought the allowance of any Section 503(b) "substantial contribution" administrative claim. Bonneville's income tax returns for the period ending April 30, 1996 have not yet been filed (extensions have been granted). At this time the Trustee believes that the Estate has no Federal income tax liability (except to the extent of the

--------

     (9)In addition, as discussed in Section V of this Report, Hansen, Jones & Leta and Snell & Wilmer have filed appeals concerning the disallowance of approximately $300,000.00 in unpaid attorneys' fees and costs. Additionally, the LeBoeuf law firm has filed a petition in the United States District Court for District of Utah for withdrawal of reference concerning approximately $300,000.00 in unpaid attorneys fees.

alternative minimum tax) because Bonneville's net operating loss carryforwards have been utilized to eliminate any taxable income. Nonetheless, the Trustee also believes that the Estate may have several million dollars in current net tax liability (including liability for income received after May 1, 1996) for, among other things, State income taxes and the Federal alternative minimum tax.

     b. Secured Creditors. There are only two (2) remaining secured claims against the Estate: (a) the disputed claim of Portland General secured by a pledge of Bonneville's stock in Fuels (see footnote 5 herein); and (b) the claim of Bank of Tokyo secured by a pledge of Bonneville's stock in BNC.(10) As discussed in Part IV above, the Trustee has entered into a Settlement Agreement with Portland General, which, if approved by the Bankruptcy Court and the District Court, will result in the withdrawal of Portland General's secured claim and the release of Portland General's security interest in the Fuels stock. The Trustee anticipates that the claim of Bank of Tokyo will ultimately be fully paid out of distributions received by BNC from NCA #1 (see Section II above); such payoff may occur as early as the end of 1996.

     c. Priority Claims. The Trustee estimates that unpaid priority wage, benefit and tax claims, 11 U.S.C. Section 507(a)(3), (4) and (8), against the Estate ultimately will be less than $100,000.00.

     d. General Unsecured Claims of Banks, Vendors, Trade Creditors and Miscellaneous. The Trustee estimates that current general, unsecured claims of banks, vendors, trade creditors and other miscellaneous (non-subordinated) claimants, which will probably not be disputed by the Trustee, will total somewhere in the vicinity of $40 million. This figure is purely an estimate and may materially change due to claim objections by other parties in interest, by the allowance of certain disputed claims, or by the filing of new claims against the Estate. The Trustee disputes or is currently investigating several material claims, the amount of which are not included in the $40 million amount.

     e. Claims of Current Debentureholders. The current holders of the subordinated debentures which were issued by the Debtor in 1989 are owed, as of the petition date, approximately $64,750,000.00. Pursuant to the terms of the August 15, 1989 Indenture between the Debtor and Norwest Bank, as Indenture Trustee, the claims of the current debentureholders may be subordinate to certain obligations of the Debtor (e.g., bank debt), as specified in the Indenture.

     f. Claims of Current Equity Holders and Claimants Who Sold the Debtor's Stock or Debentures at a Loss. In the opinion of the Trustee, due to the conduct of certain individuals and

--------

     (10)NCA #1 (discussed in Section II of this Report) also owes to a consortium of banks or other lenders approximately $86,300,000.00, of which $27,400,000.00, representing the amount of the industrial revenue bonds, may be guaranteed by the Debtor and one other entity.

     entities, as detailed in the Segal (Trustee) v. Portland General, et al. litigation, many of the persons who incurred prepetition losses related to the purchase or sale of the Debtor's stock or bonds may possess legitimate claims against the Estate.(11) The Trustee estimates that such claims against the Estate could total, as of the petition date, tens of millions of dollars. Since in most instances adequate notice has not been given to such claimants to file proofs of claim with the Bankruptcy Court, only a few such claims have been actually filed. On August 20, 1996, the Trustee filed a motion requesting that the Bankruptcy Court: a) establish a supplementary claims bar date of December 16, 1996, for parties who did not receive adequate notice of the initial bar date; and b) approve a procedure for providing actual notice and notice by publication to all such potential claimants. The Trustee's motion was granted by the Bankruptcy Court after a hearing on September 10, 1996.

     g. Deeply Subordinated Claims. Pursuant to several settlements reached by the Trustee, certain creditors have agreed to accept "deeply subordinated claims," meaning that such claims are subordinated to the claims of all other creditors and parties in interest, including equity claims and claims subordinated under section 510(b) of the Bankruptcy Code; such allowed claims total $14,945,000.00.(12)

     h. Interest on Claims. All of the above claim amounts (with the exception of the Bank of Tokyo secured claim) do not include any post-petition interest. At this time it is not known whether interest will be paid on any allowed unsecured claims because: (a) it is not clear that the Estate will possess sufficient funds to pay interest on any particular class of claims; and (b) the law concerning payment of interest to any particular class of claims is not clear and therefore, even if sufficient funds did exist, the issue of payment of interest to any particular class of claims would have to be either consensually resolved in a plan of reorganization or would have to be adjudicated by a court of competent jurisdiction.


                                      VIII
                         AVAILABLE ASSETS FOR CREDITORS

     The primary assets of the Estate are as follows: First, the Trustee anticipates that by the end

--------

     (11)Such claims are in all likelihood subordinated to claims of the other creditors discussed above by reason of Section 510(b) of the Bankruptcy Code. Such claims could also include those related to the purchase or sale of securities of affiliates of the Debtor (e.g., limited partnership interests in affiliates of the Debtor).

     (12)Six million dollars of this sum is the claim of Westinghouse who is one of the remaining defendants in the Trustee's Litigation.

     of September 1996, the Estate will have, after the payment of or the reserve for the contingent fee owed to BG&M, cash and other liquid investments totaling approximately $110,000,000.00.(13) Second, the Estate's interest in (a) Bonneville Fuels, (b) Bonneville Pacific Services Company, Inc., (c) the NCA #1 Project and (d) the Kyocera Project, all described in Part II of this Report. Third, the Estate's potential net recoveries against the remaining defendants in the Segal v. Portland General, et al. litigation (see Part IV of this Report) and to a lesser degree the Estate's affirmative claims(14) against those parties identified in footnotes 7 and 14 of this Report. The value of the Debtor's interest in its businesses is difficult to estimate because no current formal appraisals or valuations have been conducted, the value of Fuels fluctuates with changes in natural gas price, and the value of NCA #1 (BNC and BPSC) must be analyzed in light of possible disputes with Nevada Power Company and the contractual relationships with Texaco.



                                       IX
                                 REORGANIZATION

     No plan of reorganization negotiations which include the Trustee are now being conducted.

--------

     (13)Cash and liquid assets which are excluded from this number, but which are or may indirectly be part of the Estate (as of June 30, 1996) include the NCA #1 sales tax escrow account of approximately $110,000.00 and the unrestricted cash and other liquid investments of BPSC of approximately $5,578,000.00.

     (14) During the subject time period the Trustee also concluded his investigation concerning payments made by the Insiders of Bonneville Pacific Corporation (e.g., Wood, Johnson, Dunlop, Hixson and others) to the Church of Jesus Christ of Latter Day Saints (the "LDS Church"). Since 1985 the Insiders made cash contributions to the LDS Church totaling $735,182.85. The LDS Church also received directly from the Insiders shares of common stock in Bonneville Pacific Corporation. Of the Bonneville Pacific Corporation stock received by the LDS Church, 100,873 shares was sold between 1989 and 1991 for net proceeds totaling $574,325.00. Between 1989 and 1991 certain of the Insiders donated real property to the LDS Church which subsequently sold for a net of $266,983.13. Raymond Hixson also contributed approximately one million dollars ($1,000,000.00) in Bonneville Pacific Corporation common stock to a charitable trust and named the LDS Church as the beneficiary of the trust after the death of the donor and his spouse (see the discussion of the Hixson Settlement in Section IV of this Report). Pursuant to the respective Settlement Agreements between the Trustee and Wood, Johnson and Hixson, each settling insider consented to the Trustee's attempted recovery of the donations made to the LDS
Church. The Trustee has discussed in the past and intends to discuss in the future with the LDS Church the return of these transfers.

However, in light of the settlements to date reached in the Trustee's Litigation (and if the Portland General Settlement is approved and implemented), Bonneville is now in the position to have all claims filed and to begin the process of formulating and proposing a plan of reorganization. The Trustee has employed the law firm of Weil, Gotshall & Manges, L.L.P., with its principal office in New York City, as Special Plan Counsel. The purpose of the employment includes, but is not limited to, assisting the Trustee and the Trustee's General Counsel concerning a plan of reorganization and issues relating thereto, including, in some instances, dealing with claims against the Estate and with tax issues. Plan negotiations with creditors may not begin for several weeks and it will be several months, if not substantially more, before any creditor with an allowed claim can anticipate receiving any distribution from the Estate.

                                        X
                                   CONCLUSION

     The Trustee, his attorneys and Bonneville's current management believe that since 1992 substantial progress has been made in rehabilitating Bonneville's businesses and financial affairs. If all parties in interest cooperate, it is feasible to have a confirmed plan of reorganization for Bonneville in 1997.

     Anyone having questions concerning the Debtor or this Report should contact the Trustee or his General Counsel.

     DATED this 19th day of September, 1996

                                   /s/ Roger G. Segal
                                   ROGER G. SEGAL, Chapter 11 Trustee for
                                   Bonneville Pacific Corporation

     CERTIFICATE OF SERVICE I hereby certify that I am a member of and/or employed by the law firm of COHNE, RAPPAPORT & SEGAL, P.C. 525 East 100 South, Suite 500, P.O. Box 11008, Salt Lake City, Utah 84147-0008, and that in said capacity a true and correct copy of the foregoing REPORT OF TRUSTEE REGARDING ADMINISTRATION OF Estate FROM JULY 1, 1995 THROUGH JUNE 30, 1996 was caused to be served upon all those persons how are listed on the Debtor's limited mailing matrix by depositing a properly addressed envelope containing the same in the United States mail, first class, postage prepaid thereon, this day of September, 1996.

                                    /s/_____________________________________